Independent Auditors Consent



To the Shareholders and Board of Trustees of Smith Barney Investment Trust:

We consent to the reference to our Firm in the Statement of Additional Information for the Smith Barney Mid Cap Blend Fund of the Smith Barney Investment Trust under the heading Counsel and Auditors.




	KPMG Peat Marwick LLP


New York, New York
June 26, 1998